EXHIBIT 99.1

NEW WORLD ANNOUNCES ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

—Joins other multi-unit operators in reviews of accounting treatment of leasehold amortization

GOLDEN, Colo. (3/2/05) New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced that it has made adjustments to its financial statements for fiscal years 2001, 2002 and 2003, and the first three quarters of fiscal 2004 in accordance with reviews of the accounting treatment of leasehold amortization currently being undertaken by numerous multi-unit restaurant and retail companies. The adjustments were all non-cash and will have no impact on New World’s cash flows, cash position, revenues, same-store sales, earnings from operations plus depreciation and amortization, or compliance with the covenants under the company’s $160 Million Notes or AmSouth Revolver.

The total adjustments resulted in a cumulative increase to depreciation of $20.0 million for all fiscal years, including 2004. With the change in accounting policy, the company expects that in future years, depreciation and amortization will increase by approximately $1.0 million per year, assuming stable levels of capital expenditures going forward.

In late January 2005, the company began a review of its accounting policies with respect to the treatment of leasehold amortization and deferred rent, after noting recent Form 8-K filings by various multi-unit restaurant and retail companies. On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission expressed its views regarding lease accounting issues and their application under Generally Accepted Accounting Principles (GAAP). Based upon the results of the company’s internal review, extensive research of authoritative accounting literature and following discussions with its independent auditors, Grant Thornton LLP, the company determined on March 1, 2005 that it was appropriate to adjust certain prior financial statements for leasehold amortization. New World believed that its longstanding accounting treatments for leasehold amortization were permitted under GAAP and the adjustments were not attributable to any intentional non-compliance by the company with any financial reporting requirements under securities laws. The company believes there will not be any further adjustments as a result of its internal review. While the company is not aware of any other accounting issues requiring adjustment, there can be no assurances that it will not find additional accounting issues requiring adjustment in the future.

Historically, New World had amortized leasehold improvements over a period that included both the non-cancelable lease terms of the lease and its option period, or the useful life of the asset, if shorter. Under the new policy, the company will now limit the depreciable lives of leasehold improvements to the lesser of the useful life or the non-cancelable lease term, thus accelerating amortization of leasehold improvements that are the subject of leases. In circumstances where the company would incur an economic penalty by not exercising one or more option periods, the company may include one or more option periods when determining the depreciation period

The financial impact of the adjustments described above for the periods presented is estimated as follows:

	As reported	Adjustments	As restated
Fiscal Year ended 2002:
Net loss available to common shareholders	$(68,067)	$(4,421)	$(72,488)
Loss per share	$(51.81)	$(3.37)	$(55.18)
Accumulated deficit	$(175,330)	$(7,474)	$(182,804)

Fiscal Year ended 2003:
Net loss available to common shareholders	$(82,131)	$(5,813)	$(87,944)
Loss per share	$(21.20)	$(1.51)	$(22.71)
Accumulated deficit	$(257,461)	$(13,287)	$(270,748)

First Quarter ended March 30, 2004:
Net loss available to common shareholders	$(2,556)	$(1,574)	$(4,130)
Loss per share	$(0.26)	$(0.16)	$(0.42)

Second Quarter ended June 29, 2004:
Net loss available to common shareholders	$(4,750)	$(1,474)	$(6,224)
Loss per share	$(0.48)	$(0.15)	$(0.63)

Third Quarter ended September 28, 2004:
Net loss available to common shareholders	$(3,472)	$(1,480)	$(4,952)
Loss per share	$(0.35)	$(0.15)	$(0.50)

Accumulated deficit at January 1, 2002 as reported was $107,263. The cumulative impact of the adjustments for all years prior to fiscal year 2002 was $3,053 which was recorded as an adjustment to opening stockholders’ deficit at January 1, 2002.

New World’s management will discuss the restatement and the financial and operating results for the fourth quarter and fiscal year ended December 28, 2004 in a conference call scheduled for Wednesday, March 2, 2005 at 11:00 a.m. (EST).

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of December 28, 2004, the company’s retail system consisted of 453 company-operated locations, as well as 180 franchised, and 57 licensed locations in 34 states and in the District of Columbia. The company also operates a dough production facility.

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Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “plan to,” “anticipate,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following: (i) the level of capital expenditures may vary depending upon various factors including the availability of capital and the timing of expenditures, and (ii) the Company’s ability to avoid further adjustments is dependent upon interpretations of accounting principles and lack of changes in those interpretations and principles. These and other risks are more fully discussed in the company’s SEC filings.

CONTACTS: Media/Investors: Bill Parness (732) 290-0121; or Marty Gitlin (914) 528-7702;

parnespr@optonline.net